Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

	Company name	Place and date of incorporation	Principal activities
1	China Chemical Holding Company (“Holding Company”)	Nevada January 15, 2010	Holds 100% equity interest in CCCG
2	China Conservation Chemical Group (BVI) Company Limited (“CCCG”)	British Virgin Islands (“BVI“) April 1, 2008	Holds 100% equity interest in TWC, TCC, and CCR
3	Tung Wah Chemical (Hong Kong) Company Limited (“TWC”)	Hong Kong April 2, 2008	Holds 90% equity interest in Dong Hua directly and 10% through Packaging Company
4	Tung Cheung Chemical (Hong Kong) Company Limited (“TCC”)	Hong Kong April 2, 2008	Holds 100% equity interest in Dong Xiang
5	China Chemical Recycling Company Limited (“CCR”)	Hong Kong April 2, 2008	Holds 100% equity interest in Plastic Art
6	Quanzhou Donghua Chemical Fiber Weaving Company Limited (“Dong Hua”)	People’s Republic of China January 19, 2001	Manufactures and sells polypropylene chemical fiber products
7	Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited (“Dong Xiang”)	People’s Republic of China January 16, 2006	Manufactures and sells polypropylene chemical fiber products
8	Jiangsu Suqian Dongyuan Plastic Art Co., Ltd (“Plastic Art”)	People’s Republic of China December 16, 2008	Reclaims and recycles plastic waste products containing polypropylene
9	Jinjiang Dong Yuan Fu Rong Non-Woven PP Fabric Shop (“Fabric Shop”)	People’s Republic of China March 17, 2005	Sells and distributes non-woven polypropylene fabric in China
10	Fujian Dongxin Petrochemical Co., Ltd. (“Petrochemical”)	People’s Republic of China December 10, 2003	Manufactures and sells cyclohexanone